Filed Pursuant to Rule 424 (b) (2)
Registration No. 333-178960

Trigger Phoenix Autocallable Optimization Securities

UBS AG

August 24, 2012

PRODUCT SUPPLEMENT (To Prospectus dated January 11, 2012)

Product Supplement

Trigger Phoenix Autocallable Optimization Securities

Linked to Two or More Common Stocks or Exchange Traded Fund Shares

UBS AG from time to time may offer and sell Trigger Phoenix Autocallable Optimization Securities, which we refer to as the “Securities”, linked to two or more (i) common stocks, including American depositary shares, of specific companies, or (ii) shares of exchange traded funds (each, an “underlying equity” and together the “underlying equities”). This product supplement describes some of the general terms that may apply to the Securities and the general manner in which they may be offered. The specific terms of any Securities that we offer, including the names and issuers of the underlying equities, and the specific manner in which such Securities may be offered, will be described for each particular offering of Securities in an applicable pricing supplement to this product supplement (the “applicable pricing supplement”). If there is any inconsistency between the terms described in the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. The general terms of the Securities are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer:	UBS AG

Booking Branch:	The booking branch of UBS AG will be specified in the applicable pricing supplement.

Issue Price:	The issue price per Security will be set equal to 100% of the principal amount of each Security.

Principal Amount:	Unless otherwise specified in the applicable pricing supplement, each Security will have a principal amount of $10.00 per Security (with a minimum investment of 100 Securities for a total of $1,000).

Contingent Coupon:	We will pay you a contingent coupon during the term of the Securities, periodically in arrears on each coupon payment date under the conditions described below:

➢        If the closing prices of all of the underlying equities are equal to or greater than their respective coupon barriers on the applicable observation date, UBS will pay for each Security you hold the contingent coupon applicable to such observation date.

➢       If the closing price of any one of the underlying equities is less than its respective coupon barrier on the applicable observation date, UBS will not pay you the contingent coupon applicable to such observation date.

Contingent coupon payments on the Securities are not guaranteed . UBS will not pay you the contingent coupon for any observation date on which the closing price of any one of the underlying equities is less than its respective coupon barrier.

The “contingent coupon” applicable to each observation date will be a fixed amount specified in the applicable pricing supplement and will be calculated based upon a rate per annum (the “contingent coupon rate”) specified in the applicable pricing supplement.

Coupon Barriers:	A specified price of each underlying equity that is below its respective initial price as set forth in the applicable pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”), which, when compared to the closing price of each respective underlying equity on the applicable observation date, determines whether the contingent coupon is paid on the applicable coupon payment date.

Automatic Call Feature:	The Securities will be called automatically (an “automatic call”) by UBS if the closing prices of all of the the underlying equities on any observation date are equal to or greater than their respective initial prices. If the Securities are called on any observation date, UBS will pay on the applicable call settlement date a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on the call settlement date pursuant to the contingent coupon feature. Following an automatic call, no further amounts will be owed to you under the Securities.

Payment at Maturity:	If the Securities are not called on any observation date, at maturity UBS will pay a cash payment per Security that you hold, as described below:

➢        If a trigger event has not occurred, UBS will pay you for each Security you hold a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on the maturity date pursuant to the contingent coupon feature.

➢       If a trigger event has occurred, UBS will pay you for each Security you hold a cash payment that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying equity, for an amount equal to: $10.00 + ($10.00 × underlying return of the least performing underlying equity). The “least performing underlying equity” shall

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UBS Investment Bank	UBS Financial Services Inc.

Product Supplement dated August 24, 2012

mean the underlying equity with the largest percentage decrease between its initial price and its final price, as compared to the percentage decreases or increases between the respective initial prices and final prices of the other underlying equities. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or more of the underlying equities.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Underlying Return for each Underlying Equity:	Final Price – Initial Price Initial Price

Initial Prices:	The closing price of each underlying equity on the trade date as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”).

Final Prices:	The closing price of each underlying equity on the final valuation date as determined by the calculation agent.

Trigger Prices:	A specified price of each underlying equity that is below its respective initial price as set forth in the applicable pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”), which, when compared to the respective final price, determines whether the contingent repayment of principal will apply at maturity. Unless otherwise specified in the applicable pricing supplement, the trigger price will be set equal to the coupon barrier.

Trigger Event:	A trigger event is deemed to have occurred if the closing price or intraday price (as specified in the applicable pricing supplement) of any one of the underlying equities is below its respective trigger price on any trigger observation date.

Trigger Observation Dates:	One or more dates that will be specified in the applicable pricing supplement. Trigger Observation Dates are subject to postponement in the event of certain market disruption events as described under “General Terms of the Securities — Market Disruption Events”.

Observation Dates:	One or more dates that will be specified in the applicable pricing supplement. Observation dates are subject to postponement in the event of certain market disruption events as described under “General Terms of the Securities — Market Disruption Events”. Unless otherwise specified in the applicable pricing supplement, the final observation date will be the “final valuation date” (which will generally be a date approximately three to five business days before the maturity date of the Securities, subject to adjustment upon the occurrence of a market disruption event).

Coupon Payment Dates:	Each coupon payment date will generally be three to five business days following the applicable observation date. The last possible coupon payment date will be the maturity date.

Call Settlement Date:	If the Securities are called on any observation date, the call settlement date will be the coupon payment date corresponding to such observation date.

No Listing:	The Securities will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement.

Calculation Agent:	UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Securities, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-17 of this product supplement for risks related to an investment in the Securities.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Product Supplement Summary — Structured Product Categorization” beginning on PS-9.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

ADDITIONAL INFORMATION ABOUT THE TRIGGER PHOENIX AUTOCALLABLE

OPTIMIZATION SECURITIES

You should read this product supplement together with the prospectus dated January 11, 2012, titled “Debt Securities and Warrants”, relating to our Medium-Term Notes, Series A, of which the Securities are a part, and any applicable pricing supplement related to the Securities that we may file with the Securities and Exchange Commission (“SEC”) from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Securities	PS-15
Risk Factors	PS-17
General Terms of the Securities	PS-32
Use of Proceeds and Hedging	PS-51
Supplemental U.S. Tax Considerations	PS-52
ERISA Considerations	PS-59
Supplemental Plan of Distribution (Conflicts of Interest)	PS-60

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

Product Supplement Summary

This product supplement describes terms that will apply generally to the Securities. On the trade date for each offering of the Securities, UBS AG will prepare a pricing supplement that, in addition to the identities of the underlying equities and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Securities”, we mean Trigger Phoenix Autocallable Optimization Securities. Also, references to the “accompanying prospectus” mean the accompanying prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012, of UBS. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your Securities unless the context otherwise requires.

What are the Trigger Phoenix Autocallable Optimization Securities?

The Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG, the return on which is linked to the performance of two or more (i) common stocks of specific companies or (ii) shares of exchange traded funds (each, an “underlying equity” and together the “underlying equities”). As used in this product supplement, the term “common stock” also includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADS”). We refer to the common stock represented by an ADS as “foreign stock”. If an underlying equity is an ADS, the term “foreign stock issuer” refers to the issuer of the foreign stock underlying the ADS.

We may pay you the contingent coupon during the term of the Securities, periodically in arrears on each coupon payment date under the following conditions: (i) if the closing prices of all of the underlying equities are equal to or greater than their respective coupon barriers on the applicable observation date, UBS will pay for each Security you hold the contingent coupon applicable to such observation date, and (ii) if the closing price of any one underlying equity is less than its respective coupon barrier on the applicable observation date, UBS will not pay you the contingent coupon applicable to such observation date. The “contingent coupon” means, with respect to each observation date, a fixed amount specified in the applicable pricing supplement and calculated based upon a rate per annum (the “contingent coupon rate”) specified in the applicable pricing supplement. The “coupon barriers” are specified prices of the underlying equities that are below their respective initial prices as set forth in the applicable pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”).

Unlike ordinary debt securities, UBS will not necessarily pay periodic coupons or repay the principal amount of the Securities at maturity. You must be willing to risk losing up to 100% of your principal amount invested if (i) the Securities are not called on any observation date and (ii) a trigger event occurs. You must be willing to accept that if the closing price of any one underlying equity is less than its respective coupon barrier on any observation date, UBS will not pay the contingent coupon payment on the corresponding coupon payment date, and if a trigger event occurs, you may lose some or all of your principal amount at maturity.

If the closing price of all of the underlying equities are equal to or greater than their respective initial prices on any observation date, UBS will call the Securities automatically (an “automatic call”). If UBS calls the Securities on any observation date (other than the final valuation date), the call settlement date will be the coupon payment date corresponding to such observation date, which will generally be three to five business days following that observation date. If we call the Securities on any observation date, UBS will pay on the applicable call settlement date a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such call settlement date pursuant to the contingent coupon feature.

If the Securities are not called on any observation date, at maturity UBS will pay a cash payment per Security that you hold, the amount of which is based on whether a trigger event occurs, and, if so, the loss on your Securities will depend on the negative return of the least performing underlying equity from the trade date to the final valuation date, referred to as its “underlying return”. The “least performing underlying equity” shall mean the underlying equity with the largest percentage decrease between its initial price and its final price, as compared to the percentage decreases or increases between the respective initial prices and final prices of the other underlying equities. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or more of the underlying equities.

If the Securities are not called on any observation date and a trigger event does not occur, UBS will pay a cash payment per Security at maturity equal to your principal amount plus the contingent coupon otherwise due on the maturity date pursuant to the contingent coupon feature. If (i) the Securities are not called on any observation date and (ii) a trigger event occurs, UBS will pay a cash payment of less than your principal amount, if anything, resulting in a loss on your investment proportionate to the negative underlying return of the least performing underlying equity. The “trigger prices” are specified prices of the underlying equities that are below their respective initial prices set forth in the applicable pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”). Unless otherwise specified in the applicable pricing supplement, each trigger price will be set equal to the corresponding coupon barrier for each underlying equity.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The “underlying return” for each underlying equity is the difference between the respective final price and initial price of such underlying equity and is expressed as a percentage of its initial price. The underlying return may be negative and is calculated as follows:

Underlying Return =	Final Price – Initial Price
Initial Price

For each underlying equity, the “initial price” is the closing price of such underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”), and the “final price” is the closing price of such underlying equity determined on the final valuation date, in each case as determined by the calculation agent.

The trade date and the final valuation date will be specified in the applicable pricing supplement.

The applicable pricing supplement will specify the trade date, the observation dates, the contingent coupon rate, the contingent coupons, the coupon barriers, the trigger prices, the trigger observation dates, coupon payment dates, the final valuation date and the maturity date, as well as the respective terms of each offering of the Securities, including the underlying equities and the initial prices of each underlying equity.

If an event occurs that may require antidilution adjustments, as described under “General Terms of the Securities — Antidilution Adjustments” below, the calculation agent may make adjustments to the initial prices, the coupon barriers and the trigger prices of each affected underlying equity, including any adjustments not described in this product supplement or in the applicable pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Securities that are identical in all respects, except that each offering generally is linked to the performance of a different set of underlying equities and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Securities is a separate and distinct security and you may invest in one or more offerings of the Securities as set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend solely upon the performance of the underlying equities to which such offering is linked and will not depend on the performance of any other offering of the Securities.

Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire principal amount.

The Securities are Part of a Series

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described in the accompanying prospectus, the terms described here are controlling.

Specific terms of each Security will be described in the applicable pricing supplement

The specific terms for each offering of the Securities will be described in the applicable pricing supplement accompanying this product supplement. The terms described in the applicable pricing supplement modify or supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement should be read in conjunction with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

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Exposure to Contingent Coupons — UBS will pay a contingent coupon for each observation date on which the closing prices of all of the underlying equities are equal to or greater than their respective coupon barriers. Investors will not receive the contingent coupon applicable to any observation date if the closing price of any one of the underlying equities is less than its respective coupon barrier on such observation date.

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Automatic Call — UBS will call the Securities automatically if the closing prices of all of the underlying equities are equal to or greater than their respective initial prices on any observation date. If the Securities are called, UBS will pay a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on the call settlement date pursuant to the contingent coupon feature. Following an automatic call, no further amounts will be owed to you under the Securities.

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Contingent repayment of principal amount at maturity — If the Securities are not called on any observation date, we will repay the principal amount of your Securities if a trigger event does not occur and you hold the Securities to maturity. If (i) the Securities are not called on any observation date and (ii) a trigger event occurs, we will pay you at maturity an amount in cash that is less than the principal amount, if anything. Specifically, the payment at maturity will be reduced by an amount equal to 1% (or a fraction thereof) of the principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero, and UBS will pay a cash amount per Security equal to $10.00 + ($10.00 × underlying return of the least performing underlying equity). This will result in a loss of some or all of your initial investment in the Securities. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

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Minimum Investment — Unless otherwise specified in the applicable pricing supplement, in the case of offerings of Securities with a $10.00 principal amount per Security, the minimum investment is 100 Securities at a principal amount of $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market, if any exists, are not subject to the minimum investment of 100 Securities.

What are Some of the Risks of the Securities?

An investment in any of the Securities involves significant risks. Some of the risks that apply generally to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” on page PS–17 and in the applicable pricing supplement.

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Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if a trigger event does not occur and will only make such payment at maturity. If the Securities are not called and a trigger event occurs, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the least performing underlying equity from the trade date to the final valuation date.

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The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of all of the underlying equities are above their respective trigger prices.

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You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of any one of the underlying equities on an observation date is less than its respective coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing prices of any of the underlying equities are less than their respective coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

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Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equities — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equities. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the first observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the decline of the least performing underlying equity even though you cannot participate in any appreciation in the price of the underlying equities. As a result, the return on an investment in the Securities could be less than the return on a direct investment in any or all of the underlying equities.

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Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equities reflects a higher expectation as of the trade date that the price of any one of the underlying equities could close below its respective trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Securities. The price of any one of the underlying equities for your Securities could fall sharply, which could result in a significant loss of principal.

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Reinvestment risk — The Securities will be called automatically if the closing prices of all of the underlying equities are equal to or greater than their initial prices on any observation date. Conversely, the Securities will not be subject to an automatic call when the price of any one of the underlying equities has declined below its initial price on any observation date, which generally coincides with a period of greater risk of principal loss on your Securities. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

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Credit risk of UBS — The Securities are unsubordinated unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

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You are exposed to the price risk of each underlying equity — Your return on the Securities is not linked to a basket consisting of the underlying equities. Rather, it will be contingent upon the performance of each individual underlying equity. Unlike an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to all of the underlying equities. Poor performance by any one of the underlying equities over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying equities. Accordingly, your investment is subject to the price risk of each underlying equity.

➢	Because the Securities are linked to the performance of more than one underlying equity, there is an increased probability that you will lose some or all of your initial investment — The risk that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying equity if their terms are otherwise substantially similar. With a greater total number of underlying equities, it is more likely that a trigger event will occur, and therefore it is more likely that you will receive an amount in cash which is worth less than your principal amount on the maturity date. In addition, if the performances of the underlying equities are not correlated to each other, the risk that a trigger event will occur is even greater.

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Single stock or single ETF risk — The prices of the underlying equities can rise or fall sharply due to factors specific to each underlying equity and the issuers of such underlying equities or, if the underlying equities are shares of exchange traded funds (“ETFs”), the securities, futures contracts, commodities or other assets constituting the assets of such ETFs (“underlying assets”), such as stock and commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions.

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No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the prices of the underlying equities will rise or fall. There can be no assurance that the closing prices of all of the underlying equities will be above their respective coupon barriers on any observation date, or, if not called, that a trigger event will not occur. The prices of the underlying equities will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying equities or, if the underlying equities are ETFs, the underlying assets of those ETFs. You should be willing to accept the downside risks of owning equities in general and the underlying equities in particular, and the risk of losing some or all of your initial investment.

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Owning the Securities is not the same as owning the underlying equities — The return on your Securities is unlikely to reflect the return you would realize if you actually owned one or more of the underlying equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equities during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equities may have. Furthermore, the underlying equities may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

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The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting any of the underlying equities, the calculation agent may make adjustments to the initial price, coupon barrier and trigger price applicable to a particular underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to a respective issuer of an underlying equity where such issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of such underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby an underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-38 of this product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

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There may be little or no secondary market — Unless otherwise specified in the applicable pricing supplement, the Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

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Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the prices of the underlying equities; the price volatility of the underlying equities; the dividend rate paid on the underlying equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

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Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

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Potential UBS impact on price — Trading or transactions by UBS or its affiliates in one or more of the underlying equities or the underlying assets of one or more ETFs and/or over-the-counter options, futures or other instruments with return linked to the performance of the one or more of the underlying equities or the underlying assets of one or more of the ETFs, may adversely affect the market price(s) of one or more underlying equities and, therefore, the market value of the Securities.

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Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of any underlying equity, or if any underlying equity is an ETF, the issuers of securities constituting underlying assets of an ETF, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

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Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equities to which the Securities are linked.

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Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

Subject to the specific terms of your Securities set forth in the applicable pricing supplement, the Securities may be a suitable investment for you if:

➢	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

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You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing underlying equity.

➢	You believe the prices of all of the underlying equities will close at or above their respective coupon barriers on the specified observation dates (including the final valuation date).

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You believe a trigger event will not occur, meaning the closing prices or intraday prices, as applicable, of all the underlying equities will be above their respective trigger prices on the trigger observation dates.

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You understand and accept that you will not participate in any appreciation in the price of any of the underlying equities and that your potential return is limited to the contingent coupon payments specified in the applicable pricing supplement.

➢	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the least performing underlying equity.

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You would be willing to invest in the Securities if the contingent coupon rate was set equal to the bottom of any range for the anticipated contingent coupon rate for such offering of the Securities (the actual contingent coupon rate will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

➢	You are willing to forgo dividends paid on the underlying equities.

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You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

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You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

Subject to the specific terms of your Securities set forth in the applicable pricing supplement, the Securities may not be a suitable investment for you if:

➢	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

➢	You require an investment designed to provide a full return of principal at maturity.

➢	You are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying equity.

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You believe that the price of any one of the underlying equities will decline during the term of the Securities and is likely to close below their respective coupon barrier on the specified observation dates.

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You believe a trigger event will occur, meaning the closing price or intraday price, as applicable, of any one of the underlying equities will be below its respective trigger price on a trigger observation date.

➢	You seek an investment that participates in the full appreciation in the prices of the underlying equities or that has unlimited return potential.

➢	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the least performing underlying equity.

➢	You prefer to receive the dividends paid on the underlying equities.

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You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

➢	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Risk Factors” on page PS-17 of this product supplement.

Structured Product Categorization

To help investors identify appropriate structured products, UBS organizes its structured products, including the securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of principal repayment features, if any, that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These structured products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

➢	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These structured products are generally designed for investors with high risk tolerances.

In order to benefit from any type of limited market exposure, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-52 and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equities. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than with respect to a coupon) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In addition, any contingent coupon that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-54. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal. In addition, if you are a non-United States holder, an amount equal to 30% of any contingent coupon payable to you will be withheld, subject to reduction or elimination by applicable treaty, unless income from such contingent coupon is effectively connected with your conduct of a trade or business within the United States.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis in excess of any receipt of contingent coupons. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-52 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Securities purchased after the bill was enacted to accrue interest income over the term of such securities even if there might be no interest payments over the term of such securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

What are the Steps to Calculate Payment upon a Coupon Payment Date, Automatic Call or at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment upon a coupon payment date, automatic call or at maturity on the Securities:

Scenario 1: Calculate the Contingent Coupon Payment on a Coupon Payment Date

We may pay you the contingent coupon during the term of the Securities, periodically in arrears on each coupon payment date under the following conditions: (i) if the closing prices of all of the underlying equities are equal to or greater than their respective coupon barriers on the applicable observation date, UBS will pay for each Security you hold the contingent coupon applicable to such observation date, and (ii) if the closing price of any one of the underlying equities is less than its respective coupon barrier on the applicable observation date, UBS will not pay the contingent coupon applicable to such observation date. The contingent coupon payments, if any, UBS may pay pursuant to the foregoing will be based upon the contingent coupon rate specified in the applicable pricing supplement.

Contingent coupon payments on the Securities are not guaranteed . UBS will not pay you the contingent coupon for any observation date on which the closing price of any one of the underlying equities is less than its respective coupon barrier.

Scenario 2: Calculate the Cash Payment upon an Automatic Call

The payment upon an automatic call will be calculated as follows:

UBS will automatically call the Securities when the closing prices of all the underlying equities are equal to or greater than their respective initial prices on any observation date, including the final valuation date. In such case, UBS will pay you on the applicable call settlement date a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such call settlement date pursuant to the contingent coupon feature.

Scenario 3: Calculate the Cash Payment at Maturity

Assuming that the Securities are not called on any prior observation date or the final valuation date, the following steps shall apply:

If the Securities are not called on any observation date and a trigger event does not occur, UBS will pay you a cash payment per Security at maturity equal to your principal amount plus the contingent coupon otherwise due on the maturity date pursuant to the contingent coupon feature.

If the Securities are not called on any observation date and a trigger event does occur, UBS will pay you an amount in cash that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return of the least performing underlying equity.

A trigger event is deemed to have occurred if the closing price or intraday price (as specified in the applicable pricing supplement) of any one of the underlying equities is below its respective trigger price on any trigger observation date, which will be specified in the applicable pricing supplement.

The “underlying return” for each underlying equity is the difference between the respective final price and initial price of such underlying equity and is expressed as a percentage of its initial price. The underlying return may be negative and is calculated as follows:

Underlying Return =	Final Price – Initial Price
Initial Price

For each underlying equity, the “initial price” is the closing price of such underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”), and the “final price” is the closing price of such underlying equity determined on the final valuation date, in each case as determined by the calculation agent.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Hypothetical examples of how the Securities perform

The examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the closing price or intraday price of the underlying equities relative to their initial prices. We cannot predict the final prices, intraday prices or the closing prices of the underlying equities on any observation date or trigger observation date. You should not take these examples as an indication or assurance of the expected performance of the underlying equities (the actual terms of your Securities will be specified in the applicable pricing supplement).

The examples below illustrate the payment upon an automatic call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	Approximately 5 years
Contingent Coupon Rate:	7.40% per annum (or 0.6167% per month)
Contingent Coupon:	$0.06167 per month
Observation Dates:	Monthly
Trigger Observation Date:	Final Valuation Date
Initial Price:
Underlying Equity A:	$81.52
Underlying Equity B:	$141.76
Coupon Barrier:
Underlying Equity A:	$40.76 (which is 50% of the Initial Price)
Underlying Equity B:	$70.88 (which is 50% of the Initial Price)
Trigger Price:
Underlying Equity A:	$40.76 (which is 50% of the Initial Price)
Underlying Equity B:	$70.88 (which is 50% of the Initial Price)

Example 1 — Securities are called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	Underlying Equity A: $90.00 (at or above Initial Price and Coupon Barrier) Underlying Equity B: $150.00 (at or above Initial Price and Coupon Barrier)	$10.06167 (Settlement Amount)
	Total Payment	$10.06167 (0.6167% return)

Since the Securities are called on the first observation date, UBS will pay on the call settlement date a total of $10.06167 per Security (reflecting your principal amount plus the applicable contingent coupon), a 2.4668% return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are NOT Called and a Trigger Event does not occur

Date	Closing Price	Payment (per Security)
First Observation Date	Underlying Equity A: $76.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $130.00 (at or above Coupon Barrier; below Initial Price)	$0.06167 (Contingent Coupon)
Second Observation Date	Underlying Equity A: $82.00 (at or above Initial Price) Underlying Equity B: $140.00 (at or above Coupon Barrier; below Initial Price)	$0.06167 (Contingent Coupon)
Third through Fifty-Ninth Observation Dates	Underlying Equity A: Various (all at or above Coupon Barrier; below Initial Price) Underlying Equity B: Various (all below Coupon Barrier)	$0.00
Final Valuation Date	Underlying Equity A: $50.00 (at or above Coupon Barrier and Trigger Price; below Initial Price) Underlying Equity B: $71.00 (at or above Coupon Barrier and Trigger Price; below Initial Price)	$10.06167 (Payment at Maturity)
	Total Payment	$10.18493 (1.8493% return)

At maturity, UBS will pay a total of $10.06167 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon payments of $0.12334 received in respect of the prior observation dates, UBS will have paid a total of $10.18493, a 1.8493% return on the Securities.

Example 3 — Securities are NOT Called and a Trigger Event occurs

Date	Closing Price	Payment (per Security)
First Observation Date	Underlying Equity A: $65.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $108.00 (at or above Coupon Barrier; below Initial Price)	$0.06167 (Contingent Coupon)
Second Observation Date	Underlying Equity A: $50.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $80.00 (at or above Coupon Barrier; below Initial Price)	$0.06167 (Contingent Coupon)
Third through Fifty-Ninth Observation Dates	Underlying Equity A: $35.00 (below Coupon Barrier) Underlying Equity B: $69.00 (below Coupon Barrier)	$0.00
Final Valuation Date	Underlying Equity A: $90.00 (at or above Initial Price) Underlying Equity B: $56.70 (below Coupon Barrier and Trigger Price)	$10.00 + [$10.00 × Underlying Return of Least Performing Underlying Equity] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)
	Total Payment	$4.12334 (-58.7666% return)

Since the Securities are not called and the final price of Underlying Equity B is below its trigger price, a trigger event occurs. Therefore, at maturity you will be exposed to the negative return of the least performing underlying equity and UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $0.12334 received in respect of prior observation dates, UBS will have paid you $4.12334 per Security for a loss on the Securities of 58.7666%.

We make no representation or warranty as to which of the underlying equities will be the least performing underlying equity for the purposes of calculating your actual payment at maturity.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero.

The Securities will not pay a contingent coupon if any one underlying equity is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if any one underlying equity is below its respective initial price on an observation date.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Hypothetical Payment Amounts on Your Securities

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Securities upon an automatic call or at maturity and the cash payment that could be delivered for each of your Securities on any coupon payment date, call settlement date or on the maturity date, based on a range of hypothetical initial prices and closing prices or intraday prices, as applicable, of the underlying equities and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical closing prices or intraday prices, as applicable, of the underlying equities on the observation dates (including the final valuation date) could have on your payment on any coupon payment date, call settlement date or at maturity, as the case may be, as calculated in the manner described in the applicable pricing supplement. Such hypothetical tables, charts or calculations will be based on closing prices or intraday prices, as applicable, for the underlying equities that may not be achieved on the observations dates (including the final valuation date) and on assumptions regarding terms of the Securities that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Securities on any coupon payment date, call settlement date or on the maturity date may bear little or no relation to the actual market value of your Securities on that date or at any other time, including any time over the term of the Securities that you might wish to sell your Securities. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Securities, since the financial return will be affected by various factors, including taxes, which the hypothetical illustrations do not take into account. Moreover, whatever the financial return on your Securities might be, it may bear little or no relation to — and may be much less than — the financial return that you might achieve were you to invest directly in one or more of the underlying equities. The following factors, among others, may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in one or more of the underlying equities:

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the return on such a direct investment in one or more of the underlying equities would depend primarily upon the relative appreciation or depreciation of one or more of the underlying equities during the term of the Securities, and not on whether the closing price of any one underlying equity is equal to or greater than its initial price or coupon barrier on any observation date or whether a trigger event occurs;

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in the case of a direct investment in one or more of the underlying equities, the return could include substantial dividend payments or other rights, which you will not receive as an investor in the Securities;

➢	a direct investment in one or more of the underlying equities is likely to have tax consequences that are different from an investment in the Securities; and

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an investment directly in one or more of the underlying equities may have better liquidity than the Securities and, to the extent there are commissions or other fees in relation to a direct investment in one or more of the underlying equities, such commissions or other fees may be lower than the commissions and fees applicable to the Securities.

We describe various risk factors that may affect the market value of the Securities, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-17 of this product supplement.

Hypothetical Payment Amounts on Your Securities

We cannot predict the closing prices or intraday prices, as applicable, of the underlying equities or, therefore, whether (i) the Securities will entitle an investor to the contingent coupon on any coupon payment date or the Securities will be called prior to maturity, or (ii) if the Securities are not called on any observation date, that a trigger event will not occur. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Securities on any coupon payment date, call settlement date or on the maturity date, nor should it be viewed as an indication of the financial return on your Securities or of how that return might compare to the financial return if you were to invest directly in one or more of the underlying equities.

Risk Factors

The return on the Securities is linked to the performance of two or more of the underlying equities. Investing in the Securities is not equivalent to investing directly in any, all or a combination of the underlying equities. This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Securities.

RISKS RELATED TO GENERAL CREDIT AND RETURN CHARACTERISTICS

The repayment of any principal amount of the Securities at maturity is not guaranteed. You may lose some or all of your initial investment in the Securities.

The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities at maturity. If (i) the Securities are not called on any observation date and (ii) a trigger event occurs, we will pay you an amount in cash that is less than your principal amount, if anything, and you will have a loss of your initial investment that is proportionate to the negative underlying return of the least performing underlying equity. Specifically, in such case, the payment at maturity will be reduced by an amount equal to 1% (or a fraction thereof) of your principal amount for every 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero. Therefore, you may lose some or all of your initial investment in the Securities.

The contingent repayment of principal applies only at maturity

If your Securities are not automatically called, you should be willing to hold your Securities until maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the price of all of the underlying equities are above their respective trigger prices.

You may not receive any contingent coupons with respect to your Securities

UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of any one of the underlying equities on an observation date is less than its respective coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of any one of the underlying equities is less than its respective coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

Your potential return on the Securities is limited.

The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equities. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the first observation date, the total return on the Securities could be minimal. If the Securities are not called, you

Risk Factors

will not participate in any appreciation in the price of the underlying equities even though you will be subject to each underlying equity’s risk of decline. As a result, the return on an investment in the Securities could be less than the return on a direct investment in any or all of the underlying equities.

Higher contingent coupon rates are generally associated with a greater risk of loss

Greater expected volatility with respect to the underlying equities reflects a higher expectation as of the trade date that the price of any one of the underlying equities could close below its respective trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Securities. The price of any one of the underlying equities for your Securities could fall sharply, which could result in a significant loss of principal.

The Securities may be called early and are subject to reinvestment risk.

If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. In the event that the Securities are called prior to maturity, there is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new Securities. Because the Securities may be called as early as the first observation date, you should be prepared in the event the Securities are called early.

You are exposed to the price risk of each underlying equity.

Your return on the Securities is not linked to a basket consisting of the underlying equities. Rather, it will be contingent upon the performance of each individual underlying equity. Unlike an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to all of the underlying equities. Poor performance by any one of the underlying equities over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying equities. For the Securities to be automatically called or to receive any contingent coupon payment or contingent repayment of principal at maturity from UBS, all underlying equities are required to close above their initial prices, coupon barriers and trigger prices, respectively, on the applicable observation date or trigger observation date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the least performing underlying equity. Accordingly, your investment is subject to the price risk of each underlying equity.

Because the Securities are linked to the performance of underlying equities of more than one underlying equity issuer (instead of to the performance of one underlying equity), it is more likely that one of the underlying equities will decrease in value below its trigger price, increasing the probability that you will lose some or all of your initial investment.

The risk that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying equity if their terms are otherwise substantially similar. With a greater total number of underlying equities, it is more likely that a trigger event will occur, and therefore it is more likely that you will receive an amount

Risk Factors

in cash which is worth less than your principal amount on the maturity date. In addition, if the performances of the underlying equities are not correlated to each other, the risk that a trigger event will occur is even greater.

You will not receive dividend payments on the underlying equities or have shareholder rights in the underlying equities.

You will not receive any dividend payments or other distributions on any of the underlying equities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equities may have. Similarly, if the Securities are linked to non-U.S. equity securities issued through depositary arrangements like ADSs, you will not have the rights of owners of such ADSs or the foreign stock.

Owning the Securities is not the same as owning the underlying equities.

The return on your Securities may not reflect the return you would realize if you actually owned the underlying equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equities during the term of your Securities. The following factors, among others, may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in one or more of the underlying equities:

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the return on such a direct investment in one or more of the underlying equities would depend primarily upon the relative appreciation or depreciation of one or more of the underlying equities during the term of the Securities, and not on whether the closing prices of the underlying equities are equal to or greater than their respective initial prices or coupon barriers on any observation date or whether a trigger event occurs;

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in the case of a direct investment in one or more of the underlying equities, the return could include substantial dividend payments or other rights, which you will not receive as an investor in the Securities;

➢	a direct investment in one or more of the underlying equities is likely to have tax consequences that are different from an investment in the Securities; and

➢

an investment directly in one or more of the underlying equities may have better liquidity than the Securities and, to the extent there are commissions or other fees in relation to a direct investment in the underlying equities, such commissions or other fees may be lower than the commissions and fees applicable to the Securities.

No assurance that the investment view implicit in the Securities will be successful.

It is impossible to predict whether and the extent to which the prices of the underlying equities will rise or fall. There can be no assurance that the closing price of each of the underlying equities will be above their respective coupon barriers on any observation date, or, if not called, that a trigger event will not occur. The prices of the underlying equities will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying equities or, if the underlying equities are ETFs, the underlying assets of such ETFs. You should be willing to accept the downside risks of owning equities in general and the underlying equities in particular, and the risk of losing some or all of your initial investment.

Risk Factors

Any payment on the Securities is subject to the creditworthiness of UBS.

The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupons or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

The determination as to whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the formula for calculating the payment at maturity of the Securities do not take into account all developments in the prices of the underlying equities.

Changes in the prices of the underlying equities during the periods between each observation date may not be reflected in the determinations as to whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the calculation of the amount payable at maturity of the Securities. The calculation agent will determine whether (i) the contingent coupon is payable to you on any coupon payment date or (ii) the Securities are subject to an automatic call, by observing only the closing prices of the underlying equities on the applicable observation date. The calculation agent will calculate the payment at maturity by comparing only (i) the closing prices or intraday prices, as applicable, of the underlying equities relative to each underlying equity’s respective trigger price on the trigger observation date(s) and (ii) the closing prices of the underlying equities on the final valuation date relative to the closing prices of the underlying equities on the trade date (in each case, as may be adjusted upon the occurrence of certain adjustment events described in “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-38). No other prices or values will be taken into account. As a result, you may lose some or all of your principal amount even if the price of any of the underlying equities has risen at certain times during the term of the Securities before falling to a closing price below its respective trigger price on the final valuation date or other trigger observation dates.

You have limited antidilution protection.

For certain events affecting any of the underlying equities, such as stock splits and stock dividends, and certain other corporate actions involving an underlying equity, the calculation agent may adjust the initial price, coupon barrier and trigger price applicable to such underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, that described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the Securities — Antidilution Adjustments” on page PS-38 and “General Terms of the Securities — Role of Calculation Agent” on page PS-50 for a description of the items that the calculation agent is responsible for determining.

Risk Factors

In some circumstances, the payment you receive on the Securities may be based on securities issued by another issuer other than the issuer of an underlying equity.

If any underlying equity is common stock of a specific company (an, “underlying stock”), following certain corporate events relating to the issuer of such underlying stock where such issuer is not the surviving entity, the determination as to whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive on a coupon payment date or at maturity may be based on the common stock of a successor to an underlying stock issuer in combination with any cash or any other assets distributed to holders of the applicable underlying stock in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. If the issuer of any underlying stock becomes subject to (i) a reorganization event (as defined herein) and the relevant distribution property (as defined herein) consists solely of cash or (ii) a merger or combination with the issuer of the Securities or any of its affiliates, such underlying stock may be replaced with the common stock issued by another company selected by the calculation agent. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. We describe the specific corporate events that may lead to these adjustments and the procedures for selecting distribution property or a substitute security in the section of this product supplement called “General Terms of Securities — Antidilution Adjustments — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result.

If any underlying equity is an ADS and such ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor included in the OTC Bulletin Board Service operated by the Financial Industry Regulation Authority, Inc. (“FINRA”), or if the ADS facility between the foreign stock issuer and the ADS depositary is terminated for any reason, the determination as to whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity will be based on the foreign stock represented by the ADS. Such delisting of the ADS or termination of the ADS facility and the consequent adjustments may materially and adversely affect the value of the Securities. We describe such delisting of the ADS or termination of the ADS facility and the consequent adjustments in the section of this product supplement called “General Terms of Securities — Delisting of ADSs or Termination of ADS Facility”.

If either an underlying stock or an ETF that is serving as an underlying equity is discontinued, delisted or trading of such underlying equity is suspended on its primary exchange, the determination as to whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity may be based on a security issued by another issuer or a share of another exchange traded fund (as applicable) and not such underlying equity. Such discontinuance, delisting or suspension of trading of an underlying equity and the consequent adjustments may materially and adversely affect the value of the Securities. We describe such discontinuance, delisting or suspension of trading of an underlying equity and the consequent adjustments in the sections of this product supplement called “General Terms of the Securities — Delisting or Suspension of Trading of an Underlying Stock” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF”.

Risk Factors

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Securities — Sales in the secondary market may result in significant losses.

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price to public, and as a result, you may suffer substantial losses, even in cases where the prices of the underlying equities have risen since the trade date. The potential returns described in the applicable pricing supplement are possible only in the case that you hold your Securities to maturity or until called by us.

The market value of the Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the prices of the underlying equities on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the underlying equities (i.e., the frequencies and magnitudes of changes in the prices of the underlying equities over the term of the Securities);

➢	the dividend rates paid on the underlying equities (while not paid to holders of the Securities, dividend payments on the underlying equities may influence the value of the Securities);

➢	interest rates in the market;

➢	the time remaining to the maturity of the Securities;

➢	if any underlying equity is an ADS, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the foreign stock is traded;

➢

if any underlying equity is an ETF that invests in securities, futures contracts or commodities that are traded in non-U.S. markets, or if any underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such assets are traded;

➢

if any underlying equity is an ETF, the fact that the ETF is subject to management risk, which is the risk that the investment strategy employed by a fund’s investment advisor may not produce the intended results;

➢	supply and demand for Securities, including inventory positions with UBS Securities LLC or any other market maker;

➢	economic, financial, political, regulatory, judicial, force majeure or other events that affect the prices of the underlying equities and equity and commodity markets generally; and

➢	the creditworthiness of UBS.

Risk Factors

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Securities in secondary market transactions will likely be lower than the original issue price, since the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

RISKS RELATED TO THE GENERAL CHARACTERISTICS OF THE UNDERLYING EQUITIES

The respective issuers of the underlying equities — and thus the underlying equities — are subject to various market risks.

The respective issuers of the underlying equities (each an “underlying equity issuer”) or, if the underlying equities are ETFs, each company whose securities constitute the underlying assets of the ETFs or each futures contract or commodity that constitute the underlying assets of the ETFs, are subject to various market risks. Consequently, the prices of the underlying equities may fluctuate depending on the respective markets in which issuers of the underlying equities operate or, if the underlying equities are ETFs, the respective markets in which the underlying assets of such ETFs trade. Market forces outside of our control could cause (i) the closing price of any one of the underlying equities to fall below its respective coupon barrier or the closing prices of all of the underlying equities increase above their respective initial prices on any observation date, or (ii) a trigger event to occur. The prices of the underlying equities can rise or fall sharply due to factors specific to such underlying equities and the underlying equity issuers, such as equity or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying equity issuers and the underlying equities to which the Securities we offer are linked. We urge you to review financial and other information filed periodically by the underlying equity issuers with the Securities and Exchange Commission (“SEC”).

UBS and its affiliates have no affiliation with any underlying equity issuers and are not responsible for their public disclosure of information, whether contained in SEC filings or otherwise.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with any respective underlying equity issuer in any way and have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting an underlying equity issuer. The underlying equity issuers are not involved in the offering of the Securities in any way and have no obligation to consider your interests as owner of the Securities in taking any corporate actions that might affect the market value of your Securities or your payment at maturity. An underlying equity issuer may take actions that could adversely affect the market value of the Securities.

Risk Factors

The Securities are unsecured debt obligations of UBS only and are not obligations of any underlying equity issuer. None of the price you pay for the Securities will go to any underlying equity issuer.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity issuers and the underlying equities from publicly available information, without independent verification. Neither we nor any of our affiliates have undertaken any independent review or due diligence of publically available information regarding any underlying equity issuer or the underlying equities. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuers and the underlying equities for your Securities. We urge you to review financial and other information filed periodically by the underlying equity issuers with the SEC.

This product supplement relates only to the Securities and does not relate to the underlying equities or their issuers.

Historical performance of the underlying equities should not be taken as an indication of the future performance of the underlying equities during the term of the Securities.

The historical performance of the underlying equities should not be taken as an indication of the future performance of the underlying equities. As a result, it is impossible to predict whether the prices of the underlying equities will rise or fall. The prices of the underlying equities will be influenced by complex and interrelated political, economic, financial, force majeure and other factors that can affect the issuers of the underlying equities or if the underlying equities are ETFs, the underlying assets of such ETFs, and the market price of the underlying equities.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where: (1) any underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency and that may trade differently from the ADS, or (2) any underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency. Such substitution or replacement of an underlying equity by a security issued by a non-U.S. company may occur following certain corporate events affecting an underlying equity (as described under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events” on page PS-43) or following delisting or termination of an underlying equity (as described under “General Terms of the Securities — Delisting or Suspension of Trading of an Underlying Stock” on page PS-45).

If an underlying equity is an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets, the market price of the securities, futures contracts or commodities in which the ETF invests generally will be converted into the U.S. dollar value of those assets for purposes of calculating such ETF’s net asset value. Therefore, holders of Securities based upon an ETF that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such securities, futures contracts or commodities trade. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of the relevant non-U.S. asset in the ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the securities, futures contracts or commodities in which an ETF invests will be adversely affected and the value of the Securities may decrease.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any

Risk Factors

particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Securities. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of any relevant security, futures contract or commodity on non-U.S. markets and, as a result, may affect the value of the Securities. As a consequence, such fluctuations could adversely affect an investment in the Securities if: (1) any underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) any underlying equity is substituted or replaced by a security issued by a non-U.S. company that is quoted and traded in a foreign currency or (3) any underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank in foreign exchange, money markets, sovereign debt or other financial markets, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the Securities if: (1) an underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) an underlying equity is substituted or replaced by a security issued by a non-U.S. company that is quoted and traded in a foreign currency or (3) an underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency.

We will not make any adjustment or change in the terms of the Securities in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear any such risks, which are substantial and material.

An investment in the Securities may be subject to risks associated with non-U.S. securities or futures markets.

An underlying equity may be an ADS representing foreign stock or an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets. In addition, following certain corporate events affecting an underlying equity, or following delisting or suspension of trading of an underlying equity on its primary exchange, such underlying equity may be substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency. An investment in securities linked directly or indirectly to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks. Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply

Risk Factors

to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

We describe the possible substitution or replacement of an underlying equity by the security of a non-U.S. company that is quoted and traded in a foreign currency following certain corporate events under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events”. We describe the possible substitution or replacement of an underlying equity that is an ADS by the foreign stock represented by the ADS following delisting or termination of an ADS facility under “General Terms of the Securities — Delisting of ADS or Termination of ADS Facility”.

Any underlying equity that is issued by a non-U.S. company and that is traded on a non-U.S. exchange will be specified in the applicable pricing supplement.

If an underlying equity is an ADS, the value of the ADSs may not completely track the price of the foreign stock represented by such ADS.

If an underlying equity is an ADS, you should be aware that, although the trading characteristics and valuations of the ADS will usually mirror the characteristics and valuations of the foreign stock represented by that ADS, the value of such ADS may not completely track the value of such foreign stock. Active trading volume and efficient pricing for such foreign stock on the stock exchange(s) on which that foreign stock principally trades will usually, but not necessarily, indicate similar characteristics in respect of the ADS. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADS than for the foreign stock. Since holders of the ADSs may surrender the ADSs to take delivery of and trade the foreign stock (a characteristic that allows investors in ADSs to take advantage of price differentials between different markets), an illiquid market for the foreign stock generally will result in an illiquid market for the ADSs representing such foreign stock.

If an underlying equity is an ADS, the market price of such ADS and the value of the Securities linked to such ADS will be affected by conditions in the markets where those ADSs principally trade.

Although the market price of an underlying equity that is an ADS is not directly tied to the market price of the foreign stock in the non-U.S. markets where such foreign stock principally trades, the market price of such ADS is generally expected to track the U.S. dollar value of the currency of the country where the foreign stock principally trades and the trading price of such foreign stock on the stock exchange(s) where that foreign stock principally trades due to the fact that owners of ADS have the right to obtain the foreign stock represented by such ADS. This means that the market value of any underlying equity that is an ADS is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the foreign stock principally trades and by factors affecting the foreign stock and the markets where such foreign stock principally trades.

Risk Factors

There are important differences between the rights of holders of ADSs and the rights of holders of the foreign stock.

If an underlying equity is an ADS, you should be aware that your Securities are linked to the ADS and not the foreign stock represented by such ADS, and there exist important differences between the rights of holders of an ADS and the foreign stock such ADS represents. Each ADS is a security evidenced by American Depositary Receipts that represents a specified number of shares of the foreign stock. Generally, the ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign stock issuer and holders of the ADSs, which may be different from the rights of holders of common stock of the foreign stock issuer. For example, the foreign stock issuer may make distributions in respect of the foreign stock that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the foreign stock may be significant and may materially and adversely affect the market value of your Securities.

The value of the shares of an ETF may not completely track the value of the shares of the securities, futures contracts or commodities in which the ETF invests or the level of its respective underlying index.

If an underlying equity is an ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of the securities, futures contracts or commodities in which the ETF invests, the value of the ETF may not completely track the value of the securities, futures contracts or commodities in which that ETF invests. The value of the ETF will reflect transaction costs and fees that the securities, futures contracts or commodities in which the ETF invests do not have.

In addition, the ETF may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific index (the “underlying index”). The correlation between the performance of an ETF and the performance of its underlying index may not be perfect.

Although the performance of an ETF seeks to replicate the performance of its underlying index, the ETF may not invest in all the securities, futures contracts or commodities comprising such underlying index but rather may invest in a representative sample of securities, futures contracts or commodities comprising such underlying index. Also, an ETF may not fully replicate the performance of its underlying index due to the temporary unavailability of certain securities, futures contracts or commodities comprising such underlying index. Finally, the performance of an ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. As a result of the foregoing, the performance of an ETF may not replicate the performance of its underlying index. Furthermore, because an ETF is traded on a national securities exchange and is subject to the market supply and demand by investors, the market value of an ETF may differ from the net asset value per share (i.e., its intrinsic economic value) of the ETF.

In addition, although shares of an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of an ETF or that there will be sufficient liquidity in the trading market.

Risk Factors

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in an underlying equity, futures, options, exchange traded funds or other derivative products based on an underlying equity may adversely affect the probability of the Securities being called or any contingent coupon becoming payable, any amount payable at maturity and the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page PS-51, UBS or its affiliates may hedge their obligations under the Securities by purchasing one or more of the underlying equities or the underlying assets of one or more ETFs, futures or options on one or more underlying equities or the underlying assets of one or more ETFs or other exchange traded or over the counter derivative instruments with returns linked or related to changes in the performance of one or more of the underlying equities or the underlying assets of one or more ETFs, and they may adjust these hedges by, among other things, purchasing or selling one or more of the underlying equities or the underlying assets of one or more ETFs, futures, options, or other exchange traded or over the counter derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of an underlying equity and, therefore, the probability of the Securities being called or any contingent coupon becoming payable, the amount payable at maturity and the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in one or more of the underlying equities or the underlying assets of one or more ETFs and other investments relating to the underlying equities or the underlying assets of ETFs on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the underlying equities and, therefore, the probability of the Securities being called or any contingent coupon becoming payable, the amount payable at maturity and the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of one or more underlying equities. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Securities.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Securities, although they are not obligated to do so. As market makers, trading of the Securities may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Securities in their inventory. The supply and demand for the Securities, including inventory positions of market makers, may affect the secondary market price for the Securities.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to one or more of the underlying equities or the underlying assets of one or more ETFs that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the price of any underlying equity, could be adverse to such holders’ interests as beneficial owners of the Securities.

UBS and its affiliates may, at present or in the future, engage in business with one or more issuers of underlying equities, including making loans to or acting as a counterparty (including with respect to

Risk Factors

derivatives) or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Securities as beneficial owners of the Securities. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the prices of the underlying equities and, therefore, the probability of the Securities being called, the probability of any contingent coupon becoming payable on the applicable coupon payment date, the amount payable at maturity and the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the prices of the underlying equities or the market value of, and your return on, the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may publish research or other opinions that call into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equities to which the Securities are linked.

One of our affiliates may serve as the depositary for the ADSs that may constitute an underlying equity.

One of our affiliates may serve as the depositary for some foreign companies that issue ADSs. If an underlying equity is an ADS and one of our affiliates serves as depositary for such ADSs, the interests of our affiliate, in its capacity as depositary for the ADSs, may be adverse to your interests as a holder of Securities.

There are potential conflicts of interest between you and the calculation agent.

UBS’s affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the closing prices of the underlying equities are at or above their respective initial prices on any observation date, whether the closing price of any one of the underlying equities is less than its respective coupon barrier on any observation date (including the final valuation date), whether a trigger event has occurred and, accordingly, the payment on the applicable call settlement date, coupon payment date or at maturity on your Securities. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-50. For example, the calculation agent may have to determine whether a market disruption event affecting an underlying equity has occurred or is continuing on a day when the calculation agent will determine the closing price or intraday price of the underlying equities. This determination may, in turn, depend on the calculation agent’s judgment of whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind our or its hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

Risk Factors

The calculation agent may postpone any observation date, including the final valuation date (and thus the applicable call settlement date or the maturity date, respectively), upon the occurrence of a market disruption event.

If the calculation agent determines that a market disruption event has occurred or is continuing with respect to an underlying equity on any observation date (including the final valuation date) or trigger observation date, the affected observation date, trigger observation date or the final valuation date for the affected underlying equity, as applicable, will be postponed and thus the determination of the closing price or intraday price, as applicable, of the affected underlying equity with respect to such observation date, trigger observation date or the final price, as applicable, will be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead make the relevant determination based on the closing price or intraday price, as applicable, of the affected underlying equity on the first trading day on which no market disruption event occurs or is continuing with respect to that underlying equity. In no event, however, will the relevant observation date, trigger observation date or the final valuation date for such affected underlying equity be postponed by more than eight (8) trading days. As a result, the relevant call settlement date, coupon payment date or the maturity date for the Securities could also be postponed, although not by more than eight (8) trading days.

If the relevant observation date, trigger observation date or the final valuation date for an affected underlying equity is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the relevant observation date, trigger observation date or the final valuation date for such affected underlying equity, as applicable. If the closing price or intraday price, as applicable, of the affected underlying equity is not available on the last possible day that qualifies as the relevant observation date, trigger observation date or the final valuation date, as applicable, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the closing price or intraday price, as applicable, of such affected underlying equity that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Securities — Market Disruption Event” on page PS-37.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Securities.

UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement. Please read carefully the section entitled “What are the Tax Consequences of the Securities?” in the summary section on page PS-10, “Supplemental U.S. Tax Considerations” on page PS-52, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Risk Factors

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-52 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Securities purchased after the bill was enacted to accrue interest income over the term of such Securities even if there might be no interest payments over the term of such securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

General Terms of the Securities

The following is a summary of the general terms of the Securities. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Securities:

Contingent Coupon

We may pay you the contingent coupon during the term of the Securities, periodically in arrears on each coupon payment date under the following conditions: (i) if the closing prices of all of the underlying equities are at or above their respective coupon barriers on the applicable observation date, UBS will pay for each Security you hold the contingent coupon applicable to such observation date, and (ii) if the closing price of any one of the underlying equities is below its respective coupon barrier on the applicable observation date, UBS will not pay you the contingent coupon applicable to such observation date. The “contingent coupon” applicable to each observation date will be a fixed amount specified in the applicable pricing supplement and will be calculated based upon a rate per annum (the “contingent coupon rate”) specified in the applicable pricing supplement. The “coupon barriers” are specified prices of the underlying equities that are below their respective initial prices as set forth in the applicable pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”).

Contingent coupon payments on the Securities are not guaranteed . UBS will not pay you the contingent coupon for any observation date on which the closing price of any of the underlying equities is less than its respective coupon barrier.

Denominations

Each Security will have a principal amount of $10.00, unless otherwise specified in the applicable pricing supplement. In the case of offerings of $10.00 Securities, your minimum investment is 100 Securities at a principal amount at $10.00 per Security (for a total minimum purchase price of $1,000), unless otherwise specified in the applicable pricing supplement. Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment upon an Automatic Call

UBS will call the Securities automatically if the closing prices of all of the underlying equities are equal to or greater than their respective initial prices (as such initial prices may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”) on any observation date. If we call the Securities, UBS will pay you on the applicable call settlement date a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such call settlement date pursuant to the contingent coupon feature. Following an automatic call, no further amounts will be owed to you under the Securities.

General Terms of the Securities

Payment at Maturity

If the Securities are not called on any observation date, at maturity UBS will pay you a cash payment for each Security that you hold, calculated as follows.

➢

If a trigger event does not occur, UBS will pay you a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on the maturity date pursuant to the contingent coupon feature.

➢

If a trigger event occurs, UBS will pay you for each Security you hold a cash payment that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return of the least performing underlying equity, for an amount equal to: $10.00 + ($10.00 × underlying return of the least performing underlying equity). The “least performing underlying equity” shall mean the underlying equity with the largest percentage decrease between its initial price and its final price, as compared to the percentage decreases or increases between the respective initial prices and final prices of the other underlying equities. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or more of the underlying equities.

A trigger event is deemed to have occurred if the closing price or intraday price (as specified in the applicable pricing supplement) of any one of the underlying equities is below its respective trigger price on any trigger observation date, which will be specified in the applicable pricing supplement.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The “underlying return” for each underlying equity is the difference between the respective final price and initial price of such underlying equity and is expressed as a percentage of its initial price. The underlying return may be negative and is calculated as follows:

Underlying Return =	Final Price – Initial Price
Initial Price

For each underlying equity, the “initial price” is the closing price of such underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”), and the “final price” is the closing price of such underlying equity determined on the final valuation date, in each case as determined by the calculation agent.

The “trigger prices” are specified prices of the underlying equities that are below their respective initial prices set forth in the applicable pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”). Unless otherwise specified in the applicable pricing supplement, each trigger price will be set equal to the corresponding coupon barrier for each underlying equity.

The trade date and the final valuation date will be specified in the applicable pricing supplement.

General Terms of the Securities

The applicable pricing supplement will specify the trade date, the observation dates, the contingent coupon rate, the contingent coupons, the coupon barriers, the trigger prices, the trigger observation dates, coupon payment dates, the final valuation date and the maturity date, as well as the respective terms of each offering of the Securities, including the underlying equities and the initial prices of each underlying equity.

If an event occurs that may require antidilution adjustments, as described under “General Terms of the Securities — Antidilution Adjustments” below, the calculation agent may make adjustments to the initial prices, the coupon barriers and the trigger prices of each affected underlying equity, including any adjustments not described in this product supplement or in the applicable pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Securities that are identical in all respects, except that each offering generally is linked to the performance of a different set of underlying equities and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Securities is a separate and distinct security and you may invest in one or more offerings of the Securities as set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend solely upon the performance of the underlying equities to which such offering is linked and will not depend on the performance of any other offering of the Securities.

The Securities are not sponsored, endorsed, sold or promoted by the issuers of the underlying equities, and investing in the Securities is not equivalent to investing directly in the underlying equities.

Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire principal amount.

Coupon Payments Dates; Call Settlement Date

If the Securities are called on any observation date, the call settlement date will be the coupon payment date corresponding to such observation date, which will generally be between three and five business days following such observation date. As described under “— Observation Dates” below, the calculation agent may postpone an observation date — and therefore a call settlement date — if a market disruption event occurs or is continuing on a day that would otherwise be an observation date. We describe market disruption events under “— Market Disruption Event” below. Any contingent coupon payable on a coupon payment date that has been postponed pursuant to a market disruption event will be paid with the same effect as if paid on the originally scheduled coupon payment date.

Observation Dates

The observation dates for your Securities will be the dates set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing with respect to an underlying equity on any such day. In that event, the observation date for such affected underlying equity will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will an observation date for the Securities be postponed by more than eight (8) trading days. The postponement of an observation date for any underlying equity will not affect the observation date for any other underlying equity. In addition, the postponement of one or more observation dates shall have no effect on any subsequent observation dates.

General Terms of the Securities

If any observation date specified in the applicable pricing supplement occurs on a day that is not a trading day, such observation date will be the next following trading day.

Trigger Observation Dates

The trigger observation dates for your Securities will be the dates set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing with respect to an underlying equity on any such day. In that event, the trigger observation date for such affected underlying equity will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will a trigger observation date for the Securities be postponed by more than eight (8) trading days. The postponement of a trigger observation date for any underlying equity will not affect the trigger observation date for any other underlying equity. In addition, the postponement of one or more trigger observation dates shall have no effect on any subsequent trigger observation dates.

If any trigger observation date specified in the applicable pricing supplement occurs on a day that is not a trading day, such trigger observation date will be the next following trading day.

Maturity Date

The maturity date for your Securities will be set forth in the applicable pricing supplement. If not called on any observation date (other than the final observation date), the Securities will mature on the maturity date, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date for any underlying equity, the maturity date will be postponed to maintain the same number of business days between the final valuation date for the last underlying equity for which a final price is determined and the maturity date as existed prior to the postponement of the final valuation date for one or more underlying equities. As discussed below under “— Final Valuation Date,” the calculation agent may postpone the final valuation date for an underlying equity if a market disruption event with respect to such underlying equity occurs or is continuing on a day that would otherwise be the final valuation date for such underlying equity. We describe market disruption events under “— Market Disruption Event” below.

The postponement of the maturity date for one offering of the Securities will not affect the maturity date for any other offering of the Securities.

Final Valuation Date

If the Securities are not previously called, the final valuation date for each underlying equity will be on the final observation date as set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing with respect to an underlying equity on that day. In that event, the final valuation date for such underlying equity with respect to which a market disruption event occurs or is continuing, will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such underlying equity. In no event, however, will the final valuation date — and, therefore, the Maturity Date — for any underlying equity affected by a market disruption event be postponed by more than eight (8) trading days. The postponement of the final valuation date for any underlying equity will not affect the final valuation date for any other underlying equity. In addition, a market disruption event for a particular offering of the Securities will not necessarily be a market disruption event for any other offering of the Securities.

If the final valuation date specified in the applicable pricing supplement occurs on a day that is not a trading day, the final valuation date will be the next following trading day.

General Terms of the Securities

Intraday Price

An “intraday price” for an underlying equity or any other security for which an intraday price must be determined, on any trading day means:

➢

if an underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, a reported sale price, regular way (or, in the case of NASDAQ, the official closing price), for such underlying equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such underlying equity (or such other security) is listed or admitted to trading; or

➢

if, following certain corporate events affecting an underlying equity or following delisting or termination of an underlying equity, such underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency, a reported sale price for such non-U.S. security on the primary foreign exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “General Terms of the Securities — Antidilution Events — Reorganization Events” on page PS-43); or

➢

if an underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by FINRA, a reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or

➢

otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for an underlying equity (or such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Closing Price

The “closing price” for an underlying equity or any other security for which a closing price must be determined, on any trading day means:

➢

if an underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), for such underlying equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such underlying equity (or such other security) is listed or admitted to trading; or

➢

if, following certain corporate events affecting an underlying equity or following delisting or termination of an underlying equity, such underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency, the official closing price for such non-U.S. security on the primary foreign exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “General Terms of the Securities — Antidilution Events — Reorganization Events” on page PS-43); or

➢

if an underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by FINRA, the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or

General Terms of the Securities

➢

otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for an underlying equity (or such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine the closing price of each underlying equity on each observation date and the closing price or intraday price, as applicable, of each underlying equity on each trigger observation date, and the final price of each underlying equity on the final valuation date. As described above, any observation date (including the final valuation date) or trigger observation date may be postponed, and thus the determination of the closing price or intraday price, as applicable, of any underlying equity with respect to such observation date or trigger observation date, or the final price, as applicable, may be postponed if the calculation agent determines that, on any observation date or trigger observation date, a market disruption event has occurred or is continuing on or as of such date. If such a postponement occurs, the new observation date or trigger observation date will be the first trading day on which no market disruption event occurs or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event with respect to a particular underlying equity, the calculation agent may waive its right to postpone an observation date or trigger observation date if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing price or intraday price, as applicable, of such underlying equity with respect to such observation date or trigger observation date. In no event, however, will an observation date be postponed by more than eight (8) trading days.

If the determination of the closing price or intraday price, as applicable, of a particular underlying equity or the final price is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, with respect to such underlying equity, that day will nevertheless be the date on which the particular closing price or intraday price, as applicable, of the such underlying equity with respect to such observation date, trigger observation date or the final price, as applicable, will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the closing price or intraday price, as applicable, of such underlying equity with respect to such observation date, trigger observation date or the final price that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, if on any observation date, trigger observation date or final valuation date, the calculation agent determines that no market disruption event is occurring with respect to a particular underlying equity, the closing price or intraday price determination or final price, as applicable, for that underlying equity will be made on that observation date, trigger observation date or final valuation date, as applicable, irrespective of the occurrence of a market disruption event on such observation date, trigger observation date or final valuation date, as applicable, with respect to one or more of the other underlying equities.

Any of the following will be a market disruption event with regard to a particular offering of the Securities, in each case as determined by the calculation agent:

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a suspension, absence or material limitation of trading in an underlying equity in the primary market for such underlying equity for more than two hours of trading or during the one hour before the close of trading in that market;

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a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index of

General Terms of the Securities

such ETF or the securities, futures contracts, commodities or other assets constituting the assets of such ETF (“underlying assets”), in the primary market for those contracts for more than two hours of trading or during the one hour before the close of trading in that market;

➢

if an underlying equity is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the securities, futures contracts or other assets which then comprise 20% or more of the value of the underlying assets of such ETF on the primary exchanges for such securities for more than two hours of trading, or during the one hour before the close of trading of such exchanges; or

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in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in one or more of the underlying equities generally.

For this purpose, for any offering of the Securities, an “absence of trading” in option or futures contracts, if available, relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index or underlying assets of the ETF, in the primary market for those contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events:

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a limitation on the hours or numbers of days of trading in an underlying equity in the primary market for such equity, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

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a decision to permanently discontinue trading in the option or futures contracts relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index or underlying assets of the ETF.

In contrast, for any offering of the Securities, a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts by reason of any of:

➢	a price change exceeding limits set by that market,

➢	an imbalance of orders relating to those contracts, or

➢	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts.

A market disruption event for a particular offering of the Securities will not necessarily be a market disruption event for any other offering of the Securities.

Antidilution Adjustments

For any offering of the Securities, the initial price and the trigger price and coupon barrier of each underlying equity are subject to adjustments by the calculation agent as a result of the dilution and

General Terms of the Securities

reorganization events described in this section. The adjustments described below do not cover all events that could affect the value of the Securities. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page PS-20.

For the avoidance of doubt, if the calculation agent determines that an adjustment is required with respect to a particular underlying equity, such adjustment will be made to that underlying equity irrespective of whether any adjustment is required with respect to any of the other underlying equities.

How Adjustments Will Be Made

If one of the events described below occurs with respect to a particular underlying equity for an offering of the Securities and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of such underlying equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the initial price, coupon barrier and trigger price for such underlying equity as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the relevant initial price, coupon barrier and trigger price will each be halved. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of an underlying equity, if applicable, in the event of a consolidation or merger of the issuer of the applicable underlying equity with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to any initial price, any coupon barrier and any trigger price.

If more than one event requiring an adjustment occurs with respect to the same underlying equity, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the initial price, coupon barrier and trigger price for such underlying equity for the first event, then adjust the adjusted initial price, the adjusted coupon barrier and the adjusted trigger price for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the initial price, coupon barrier and trigger price of a particular underlying equity. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this product supplement if the calculation agent determines that any adjustments so described do not achieve an equitable result or otherwise. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the relevant initial price. The initial price, coupon barrier or trigger price resulting from any adjustment will be rounded up or down, as appropriate, to the nearest thousandth, with one-half cent and five hundredths being rounded upward.

If your Securities are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for your Securities, the dividend paid by the foreign stock

General Terms of the Securities

issuer, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADS is serving as an underlying equity, the calculation agent will consider the effect of the relevant event on the holders of the ADS. For instance, if a holder of the ADS receives an extraordinary dividend, the provisions below would apply to the ADS. On the other hand, if a spin-off occurs, and the ADS represents both the spun-off security as well as the existing foreign stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADS is serving as an underlying equity, no adjustment will be made (1) if holders of ADSs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) to the extent that the calculation agent determines that the foreign stock issuer or the depositary for the ADSs has adjusted the number of shares of foreign stock represented by each ADS so that the ADS price would not be affected by the corporate event in question.

If the foreign stock issuer or the depositary for the ADSs, in the absence of any of the events described below, elects to adjust the number of shares of foreign stock represented by each ADS, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depositary for the ADSs may also have the ability to make adjustments in respect of the ADS for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the Securities as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Securities, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the applicable underlying equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Securities. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

➢

a subdivision, consolidation or reclassification of an underlying equity or a free distribution or dividend of shares of an underlying equity to existing holders of an underlying equity by way of bonus, capitalization or similar issue;

➢	a distribution or dividend to existing holders of an underlying equity of:

➢	additional shares of such underlying equity as described under “— Stock Dividends” below,

➢

other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying equity issuer equally or proportionately with such payments to holders of such underlying equity, or

➢	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

➢

the declaration by the respective underlying equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of such underlying equity or other assets;

➢	a repurchase by the respective underlying equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

General Terms of the Securities

➢

if an underlying equity is common stock in a specific company (“underlying stock”), a consolidation of the respective underlying stock issuer with another company or merger of the respective underlying stock issuer with another company; and

any other similar event that may have a diluting or concentrative effect on the theoretical value of an underlying equity.

The adjustments described below do not cover all events that could affect the value of the Securities. We describe the risks relating to dilution under “Risk Factors — You have limited antidilution protection” on page PS-20.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If an underlying equity is subject to a stock split or a reverse stock split, then the initial price, coupon barrier and trigger price for such underlying equity will each be adjusted by dividing the prior initial price, the prior coupon barrier and the prior trigger price, respectively, by, the number of shares that a holder of one share of such underlying equity before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If an underlying equity is subject to a stock dividend payable in shares of such underlying equity, then the initial price, coupon barrier and trigger price for such underlying equity will each be adjusted by dividing the prior initial price, prior coupon barrier and the prior trigger price, respectively, by, the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of such underlying equity.

It is not expected that antidilution adjustments will be made to the initial price, coupon barrier and the trigger price in the case of stock dividends payable in shares of an underlying equity that are in lieu of ordinary cash dividends payable with respect to shares of such underlying equity.

Other Dividends and Distributions

None of the initial price, coupon barrier and trigger price for a particular underlying equity will be adjusted to reflect dividends or other distributions paid with respect to such underlying equity, other than:

➢	stock dividends described under “— Stock Dividends” above;

➢	issuances of transferable rights and warrants with respect to an underlying equity as described under “— Transferable Rights and Warrants” below;

General Terms of the Securities

➢	if an underlying equity is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events” beginning on page PS-43; and

➢	extraordinary cash dividends described below.

For an underlying equity applicable to a particular offering of the Securities, a dividend or other distribution with respect to such underlying equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for such underlying equity by an amount equal to at least 10% of the closing price of such underlying equity on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first trading day on which the particular underlying equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to an underlying equity and is payable in cash, the initial price, coupon barrier and trigger price for such underlying equity will each be adjusted by dividing the prior initial price, prior coupon barrier and prior trigger price for such underlying equity, respectively, by, the ratio of the closing price of such underlying equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for an underlying equity equals:

➢

for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of such underlying equity minus the amount per share of such underlying equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for such underlying equity; or

➢	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of such extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of an underlying equity that is both an extraordinary dividend and payable in such underlying equity, or an issuance of rights or warrants with respect to such underlying equity that is also an extraordinary dividend, will result in adjustments to the initial price, coupon barrier and trigger price of such underlying equity, as described under “— Stock Dividends” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the respective issuer of an underlying equity issues transferable rights or warrants to all holders of such underlying equity to subscribe for or purchase such underlying equity at an exercise price per share that is less than the closing price of such underlying equity on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the initial price, coupon barrier, trigger price for such underlying equity or any other terms of the Securities as the calculation agent determines appropriate to account for the economic effect of such issuance.

General Terms of the Securities

Reorganization Events

For any offering of the Securities in which the an underlying equity is an underlying stock, each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)	there occurs any reclassification or change of such underlying stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of such underlying stock,

(b)	the issuer of such underlying stock, or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, consolidation or other combination and either is not the surviving entity, or is the surviving entity but all outstanding underlying stock is exchanged for or converted into other property,

(c)	any statutory exchange of securities of the issuer of such underlying stock or any successor entity with another entity occurs, other than pursuant to clause (b) above,

(d)	the issuer of such underlying stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the issuer of such underlying stock issues to all of its shareholders stock securities of an issuer other than the issuer of such underlying stock, other than in a transaction described in clauses (b), (c) or (d)above (a “spin-off event”), or

(f)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of such underlying stock and is consummated for all or substantially all of such shares (an event in clauses (a) through (f), a “reorganization event”).

If a reorganization event other than a share-for-cash event or an issuer merger event (each as defined below) occurs with respect to an underlying stock, then the determination of (i) whether the closing price of such underlying stock is at or above the initial price or the coupon barrier on any observation date, (ii) whether a trigger event occurs, or (iii) whether such underlying stock is the least performing underlying equity, as the case may be, will be made by the calculation agent based upon the amount, type and value of property or properties — whether cash, securities, other property or a combination thereof — that a hypothetical holder of the a share of such underlying stock prior to such reorganization event would have been entitled to receive in, or as a result of, such reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a foreign currency. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a foreign currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of an underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of such underlying stock that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to an underlying stock and the calculation agent adjusts such underlying stock to consist of the distribution property as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or

General Terms of the Securities

any component of the distribution property, constituting the adjusted underlying stock for that offering of the Securities. The calculation agent will do so to the same extent that it would make adjustments if the shares of such underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the distribution property, the required adjustment will be made with respect to that component, as if it alone were such underlying stock.

For example, if the respective issuer of an underlying stock merges into another company and each share of such underlying stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, such underlying stock for each Security in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the adjusted underlying stock for each Security in the particular offering to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were issued by the respective issuer of such underlying stock. In that event, the cash component will not be adjusted but will continue to be a component of such underlying stock for that particular offering (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs, including the determination as to whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or any amounts due at maturity of the Securities, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency) distributed in, or as a result of, the event will be substituted for the applicable underlying stock as described above. Consequently, in this product supplement, references to an underlying stock, where applicable, mean any distribution property that is distributed in a reorganization event and comprises such adjusted underlying stock for the particular offering of the Securities. Similarly, references to the respective issuer of such underlying stock include any surviving or successor entity in a reorganization event affecting that issuer.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) is, as the case may be, at or above the initial price and the coupon barrier on any observation date or whether a trigger event occurs, the closing price or intraday price, as applicable, of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such

General Terms of the Securities

bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the Securities. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to an underlying stock and the relevant distribution property consists solely of cash (a “share-for-cash event”) or (ii) the issuer of an underlying stock or any successor entity becomes subject to a merger or combination with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “— Delisting or Suspension of Trading of an Underlying Stock” below) to replace such underlying stock that is affected by any such share-for-cash event or issuer merger event (the “original underlying stock”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the relevant underlying stock and the calculation agent will determine the initial price, coupon barrier and trigger price for such underlying stock by reference to the substitute security. If the substitute security is issued by a non-U.S. company and quoted and traded in a foreign currency, then for all purposes, the closing price or intraday price, as applicable, of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.

Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original underlying stock exists, then the calculation agent will deem the closing price of such original underlying stock on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing price or intraday price, as applicable, of such underlying stock on each remaining trading day to, and including, the final valuation date.

If an ADS is serving as an underlying equity and the foreign stock represented by such ADS is subject to a reorganization event as described above, no adjustments described in this section will be made (1) if holders of ADSs are not eligible to participate in such reorganization event or (2) to the extent that the calculation agent determines that the foreign stock issuer or the depositary for the ADSs has made adjustments to account for the effects of such reorganization event. However, if holders of ADSs are eligible to participate in such reorganization event and the calculation agent determines that the foreign stock issuer or the depositary for the ADSs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to account for the effects of such reorganization event.

Delisting or Suspension of Trading of an Underlying Stock

If a common stock serving as an underlying equity is delisted or trading of such underlying stock is suspended on the primary exchange for such underlying stock, and such underlying stock is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such underlying stock will continue to be deemed the particular underlying equity.

If a common stock serving as an underlying equity is delisted or trading of such underlying stock is suspended on the primary exchange for such underlying stock, and is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADS, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the issuer of an underlying stock as published on the Bloomberg Professional service page <Ticker>

General Terms of the Securities

<Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the issuer of an underlying stock as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Securities with respect to the common stock or ADSs of such company. If there is no issuer with the same primary industry classification as the issuer of such underlying stock that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADS then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification as the issuer of such underlying stock; second, issuers with the same primary “Industry” classification as the issuer of such underlying stock; and third, issuers with the same primary “Industry Group” classification as the issuer of an underlying stock. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. The substitute security will be deemed to be such underlying stock and the calculation agent will determine the initial price, the coupon barrier and the trigger price for such underlying stock by reference to the substitute security. If the substitute security is issued by a non-U.S. company and quoted and traded in a foreign currency, then for all purposes, including the determination of whether the closing price of the substitute security is below the coupon barrier on any observation date or above the initial price on any observation date, or whether a trigger event has occurred, the closing price or intraday price, as applicable, of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described under “— Antidilution Adjustment — Reorganization Events” on page PS-43.

If an underlying stock is delisted or trading of such underlying stock is suspended and the calculation agent determines that no substitute security comparable to such underlying stock exists, then the calculation agent will deem the closing price of such underlying stock on the trading day immediately prior to its delisting or suspension to be the closing price or intraday price, as applicable, of such underlying stock on each remaining trading day to, and including, the final valuation date.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as an underlying equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the foreign stock issuer and the ADS depositary is terminated for any reason, then, on and after the date such ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the foreign stock will be deemed to be such underlying equity and the calculation agent will determine the initial price, the coupon barrier and the trigger price for such underlying equity by reference to such foreign stock. To the extent that the foreign stock substituted for the original underlying equity represents more than or less than one share of such foreign stock, the calculation agent may modify any terms as necessary to ensure an equitable result including, but not limited to, the initial price, the coupon barrier and the trigger price for such underylying equity. On and after the change date, for all purposes, including the determination of the closing price or intraday price, as applicable, of such underlying equity on any observation date, trigger observation date and the final valuation date, as applicable, the closing price or intraday price, as

General Terms of the Securities

applicable, of the foreign stock will be converted to U.S. dollars using the applicable exchange rate as described under “— Antidilution Adjustment — Reorganization Events” on page PS-43.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as an underlying equity (“original ETF”) is delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is immediately re-listed or approved for trading on a successor exchange, then such ETF will continue to be deemed such underlying equity.

If an ETF serving as an underlying equity is discontinued or delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the exchange traded fund, which is listed or approved for trading on a major U.S. exchange or market, whose exchange traded fund (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same underlying index as the original ETF or underlying assets of the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be such underlying equity and the calculation agent will determine the initial price, the coupon barrier and the trigger price for such underlying equity by reference to the substitute ETF.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent may determine the closing price or intraday price, as applicable, of the original ETF by reference to a basket comprised of (i) the underlying assets of the original ETF or (ii) other securities, futures contracts, commodities or other assets comparable to the underlying assets of the original ETF based upon the substitute selection criteria, in each case as determined by the calculation agent (a “replacement basket”). The replacement basket will be deemed to be the relevant underlying equity and the calculation agent will determine the initial price, coupon barrier and trigger price for such underlying equity by reference to the replacement basket.

If the calculation agent determines that no substitute ETF or replacement basket comparable to the original ETF exists, then the calculation agent will deem the closing price of the original ETF on the trading day immediately prior to its delisting or suspension to be the closing price and intraday price, as applicable, of the original ETF on each remaining trading day to, and including, the final valuation date.

If at any time the underlying index or the underlying assets of an ETF serving as an underlying equity is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications, and determine the closing prices or intraday prices, as applicable, of such underlying equity by reference to the price of the shares of the ETF as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise

General Terms of the Securities

this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of the series of Securities constituted by that Security. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A, after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “ — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars, payable in respect of the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you in respect of your Securities. That cost will equal:

➢

the lowest amount, as determined by the calculation agent in the manner described in the following paragraph, that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

General Terms of the Securities

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due date”) and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or

➢	every quotation of that kind obtained is objected to within five (5) business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on the Securities upon an automatic call or at maturity will be made to accounts designated by you or the holder of your Securities and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Regular Record Dates for Contingent Coupon Payments

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to a coupon payment date for the Securities will be the business day prior to the coupon payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Trading Day

A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. securities exchange or market on which an underlying equity is listed or admitted for trading or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted for trading.

General Terms of the Securities

Business Day

When we refer to a business day with respect to the Securities, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

Any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “— Maturity Date” and “— Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, antidilution adjustments, business days, trading days, the default amount, the initial prices, the final prices, the closing prices, the intraday prices (if applicable) the trigger prices, the coupon barriers, the least performing underlying equity, the contingent coupon payable in respect of any coupon payment date and the amount payable in respect of your Securities, in its sole discretion. All determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of one or more underlying equities or underlying assets of an ETF and/or listed and/or over-the-counter options, futures or exchange-traded funds on one or more of the underlying equities or underlying assets of an ETF prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions in one or more of the underlying equities or underlying assets of an ETF;

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of one or more underlying equities or underlying assets of an ETF, or the price of other similar assets;

➢

acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of U.S. or foreign equity or commodity markets, or

➢	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions relating to the Securities on or before the final valuation date for your Securities. That step may involve sales or purchases of one or more of the underlying equities or underlying assets of an ETF, listed or over-the-counter options or futures on the underlying equities or underlying assets of an ETF, or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the prices of one or more of the underlying equities or underlying assets of an ETF, or indices designed to track the performance of one or more underlying equities or underlying assets of an ETF or markets relating to the underlying equities or underlying assets of an ETF.

No holder of the Securities will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time and payment at maturity of your Securities. See “Risk Factors” on page PS-17 for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The United States federal income tax consequences of your investment in the Securities are uncertain. The following is a general description of certain material United States federal income tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The applicable pricing supplement may contain a further discussion of the special federal income tax consequences applicable to certain Securities. The summary of the federal income tax considerations contained in the applicable pricing supplement or free writing prospectus supersedes the following summary to the extent it is inconsistent therewith.

This discussion applies to you only if you acquire your Securities upon initial issuance and hold your Securities as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities or foreign currencies,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢	a bank,

➢	a regulated investment company or a real estate investment company,

➢	a life insurance company,

➢	a tax exempt organization,

➢

a person that owns the Securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Securities or a “wash sale” with respect to the Securities or the underlying stocks or underlying equities,

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Security, you should consult your own tax advisor concerning the application of the United States federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a

Supplemental U.S. Tax Considerations

Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons are authorized to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A SECURITY ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES. THE RISK THAT THE SECURITIES WOULD BE RECHARACTERIZED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS INSTRUMENTS GIVING RISE TO CURRENT ORDINARY INCOME (EVEN BEFORE THE RECEIPT OF ANY CASH) AND SHORT-TERM CAPITAL GAIN OR LOSS (EVEN IF HELD FOR A PERIOD LONGER THAN ONE YEAR), IS GREATER THAN WITH OTHER EQUITY-LINKED SECURITIES THAT DO NOT GUARANTEE FULL REPAYMENT OF PRINCIPAL.

Tax Treatment of Securities.

In the opinion of Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as pre-paid derivative contracts with respect to the underlying equity. The terms of the Securities require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Securities for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the Internal Revenue Service (the “IRS”) and United States holders will be consistent with such treatment. In purchasing your Securities, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Securities will be so treated.

Tax Consequences to United States Holders

Treatment of Contingent Coupons.     Although the tax treatment of the contingent coupons is unclear, we intend to treat such contingent coupons (including any coupon paid on or with respect to the maturity date or automatic call) as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purpose. Generally, for cash-basis taxpayers this would require such coupons be included in income when received and for accrual basis taxpayers when the right to, and amount of, such coupon is fixed.

Supplemental U.S. Tax Considerations

Tax Treatment on Sale, Exchange, or Redemption.     Consistent with the tax characterization of the Securities set forth above, you should generally realize capital gain or loss on the sale, exchange, automatic call or redemption at maturity of your Securities in an amount equal to the difference between the amount realized (other than pursuant to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) at such time and your tax basis in the Securities. Your tax basis in a Security should generally be the price you paid for your Securities. Capital gain of a noncorporate United States Holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations.

Alternative Treatments

Due to the absence of authorities that directly address the proper treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Securities described above. If the IRS were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein.

For example, it is possible that your Securities could be treated as a cash settled put option written by you and a deposit in cash equal to the amount you have invested paid to secure your obligations under the put option. Under this characterization, you would be required to accrue interest income (which may exceed in any tax year any payments of contingent coupons) on such deposit over the term of the Securities based on the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to such deposit and if the Securities are not called, you may realize short term capital loss on the Maturity Date.

Alternatively, it is possible that your Securities could be treated as debt instruments subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, automatic call, or redemption at maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Security and decreased by any payments of contingent coupons. Any gain you recognize upon the sale, call, or redemption on maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

Additionally, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. If the IRS or the U.S. Treasury Department successfully treated the Securities as notional principal contracts or publishes future guidance requiring current economic accrual for contingent payments on forward or other derivative contracts, it is possible that a you could be required to accrue income over the term of the Securities in excess of payments on the contingent coupon.

It is also possible that the contingent coupons would be treated for U.S. federal income tax purposes as a return of capital which would reduce your tax basis in your Securities and result in greater gain or smaller loss on the sale, exchange, call or redemption of your Securities.

Supplemental U.S. Tax Considerations

If your Securities are linked to an exchange traded fund, real estate investment trust, partnership, trust or passive foreign investment company (each, a “pass through entity”) it is also possible that the IRS could assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, automatic call, or redemption on maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the pass through entity on the date that you purchased your Securities and sold such interest in the pass through entity on the date of the sale or maturity of the Securities.

Prospective investors in Securities should consult their tax advisors as to the tax consequences to them of purchasing Securities including any alternative characterizations and treatments.

Notice 2008-2

The IRS has announced in Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation was also proposed in 2007 that if it had been enacted would have required holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is possible that any guidance or legislation that is adopted may extend to Securities such as described herein, in which case a United States holder may be required to accrue ordinary income over the term of the Securities in excess of any payments of contingent coupons. Prospective investors should consult their tax advisors regarding any potential alternative characterizations of the Securities. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determines that some other treatment is more appropriate.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities is not likely to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Recent Legislation

Medicare Tax on Net Investment Income.     Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Supplemental U.S. Tax Considerations

Information Reporting with respect to Foreign Financial Assets.     Under recently enacted legislation, United States holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns for taxable years beginning after March 18, 2010, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a United States person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Backup Withholding and Information Reporting

In general, information returns will be filed with the IRS in connection with payments of proceeds from a sale, exchange or settlement of Securities. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢

payments of principal and interest on the Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

➢	the payment of the proceeds from the sale of the Securities effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,

➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

➢	in certain circumstances, fails to comply with applicable certification requirements.

Under recent legislation, certain payments to domestic corporations may also have to be reported to the IRS.

Payment of the proceeds from the sale of the Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of the Securities that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,

➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of the Securities effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,

➢	a “controlled foreign corporation” for U.S. federal income tax purposes,

Supplemental U.S. Tax Considerations

➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

➢

a foreign partnership, if at any time during its tax year: (i) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. The amount of any backup withholding imposed on a payment to you may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

The U.S. federal income tax treatment of the contingent coupon payments is unclear. We currently do not intend to withhold any tax on any contingent coupon payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty).

In general, gain realized on the sale, exchange, automatic call or retirement of the Securities by a Non-United States holder will not be subject to federal income tax, unless:

➢	the gain with respect to the Securities is effectively connected with a trade or business conducted by the Non-United States holder in the United States, or

➢

the Non-United States holder is a nonresident alien individual who holds the Securities as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized on the sale, exchange or retirement of the Securities by the Non-United States holder is described in either of the two preceding bullet points, the Non-United States holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Further, we will not attempt to ascertain whether the issuer of any of the underlying equities constitutes would be treated as a “United States real property holding corporation” within the meaning of section 897 of the Code. If the issuer of one or more of such underlying equity were so treated, certain adverse U.S. federal income tax consequences could possibly apply.

Section 871(m) of the Internal Revenue Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments or adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents that are subject to U.S. withholding tax. If enacted in their current form, the regulations may

Supplemental U.S. Tax Considerations

impose a withholding tax on payments made on the Securities on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

If you are not a United States holder, you should consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Securities arising under the laws of any other taxing jurisdiction.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Unless otherwise specified in the applicable pricing supplement, with respect to each Security to be issued, UBS will agree to sell to UBS Securities LLC and/or UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. (as the case may be) will agree to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of the applicable pricing supplement. UBS Securities LLC and/or UBS Financial Services Inc. intend to resell the offered Securities at the original issue price to public applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell the Securities to securities dealers (the “Dealers”) at a discount from the original issue price applicable to the offered Securities of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Securities to other securities dealers who resell to investors and pay those other securities dealers all or part of the discount or commission they receive from UBS Securities LLC or UBS Financial Services Inc. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. As described in more detail under “Use of Proceeds and Hedging” on page PS-51, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Securities after their initial sale. In connection with any offering of the Securities, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Securities within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell the Securities in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.